Exhibit 15

July 30, 2004

Pentair, Inc.

5500 Wayzata Boulevard

Suite 800

Golden Valley, Minnesota

We have performed a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Pentair, Inc. and Subsidiaries (the Company) for the periods ended July 3, 2004 and June 28, 2003 as indicated in our report dated July 30, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 3, 2004, is incorporated by reference in Registration Statement No. 333-115429, 333-115430, 333-115432, 33-36256, 33-38534, 33-42268, 33-45012, 333-80159, 333-12561, 333-62475, and 333-75166.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota